SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2008

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e) Mr. William F. Schwer, Imperial Sugar Company’s senior vice president, general counsel and corporate secretary had previously informed the Company of his intention to retire effective May 1, 2007, and the Company and Mr. Schwer entered into an agreement on January 2, 2008, which provided for the terms of Mr. Schwer’s remaining employment and a subsequent consultancy period. On April 29, 2008, the Company and Mr. Schwer amended the previous agreement, to extend his employment period until June 30, 2008, and to provide that Mr. Schwer will act as an independent consultant to the Company to assist with transition matters from July 1, 2008 to December 31, 2008 at a monthly rate of $15,000. He has executed an amended separation agreement with the Company, including a mutual release of liability, that provides for the payment on May 1, 2008 of a $35,000 retention bonus, and $217,099 under the Company’s Salary Continuation Plan. Additionally, upon his retirement on June 30, 2008, Mr. Schwer will receive one year’s salary ($341,163) as separation compensation, and supplemental retirement payments due him pursuant to the Company’s Benefit Restoration Plan, the amount of which is subject to final actuarial determination and estimated be approximately $609,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: May 1, 2008	By:	/s/ H. P. Mechler
H. P. Mechler
Senior Vice President and Chief Financial Officer